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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          MCGLEN INTERNET GROUP, INC.,
                             A DELAWARE CORPORATION

                  Mcglen Internet Group, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (this "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of this Corporation, the Directors adopted resolutions setting forth two proposed amendments of the Certificate of Incorporation of this Corporation, declaring said amendments to be advisable and authorizing the officers of this Corporation to present the proposed amendments to the stockholders of this Corporation for their consideration. To follow are the resolutions setting forth the proposed amendments:

                  NOW, THEREFORE, BE IT RESOLVED, that, subject to receipt of stockholder approval, Article FIRST of the Certificate of Incorporation is amended and restated in full as set forth below:

                           "The name of the corporation is Northgate
Innovations, Inc."

                  RESOLVED FURTHER, that, subject to receipt of stockholder approval, subsection (a) of Article FOURTH of the Certificate of Incorporation is amended and restated in its entirety as follows:

                           "(a) The maximum number of shares which the
                  corporation shall have authority to issue is Fifty-Five Million (55,000,000), of which Fifty Million (50,000,000) shares shall be Common Stock, having a par value of $.03 per share, and Five Million (5,000,000) shares shall be Preferred Stock, having a par value of $.01 per share.

                           On the effective date of this amendment to the
                  certificate of incorporation (the "Effective Date"), the Common Stock of the corporation will be combined on a one-for-ten basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reconstituted as one-tenth of a share of Common Stock (the "Reverse Split"). No fractional shares will be issued by the corporation as a result of the Reverse Split. In lieu thereof, each stockholder whose shares of Common Stock are not evenly divisible by ten will receive cash in lieu of fractional shares."

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                  SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a meeting of the stockholders of this Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

                  THIRD: That the amendments were duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, Mcglen Internet Group, Inc. has caused this Certificate to be signed by Mike Chen, its President and Secretary, this 15th day of March, 2002.

                                                 MCGLEN INTERNET GROUP, INC.,
                                                 a Delaware corporation

                                                 By:  /s/ Mike Chen
                                                      --------------------------
                                                      Mike Chen
                                                      President and Secretary

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